Exhibit 99.1
VERIDIEN CORPORATION REPORTED SECOND QUARTER 2006 SALES UP 72% OVER SECOND QUARTER 2005
AGGREGATE SALES Q3/Q4 2006 PROJECTED TO BE UP 100% OVER THOSE OF Q3/Q4 2005
LARGO, Fla. — August 15, 2006—Veridien Corporation (OTCBB:VRDE) reported a Second Quarter sales increase of 72% over Second Quarter 2005 sales ($265,054 vs. $153,339). Veridien is projecting aggregate third and fourth quarter sales (2006) of over $1.2 million, a level being double that of our third and fourth quarter 2005 sales. This 100% projected sales increase is based on purchase orders in hand of approximately $505,000, anticipated orders in late/final stages of negotiations and recurring orders from existing customers.
We have also been receiving significant inquiries about Veridien’s patented Viraguard® Infection Control Products from companies who are involved in pandemic planning initiatives. We expect these corporate efforts to have a further favorable impact on our future sales activities.
About Veridien:
For more information about Veridien Corporation and its investments in future technology, please visit: www.veridien.com and www.mycosol.com.
Special Note: Forward-looking statements in this press release (identifiable by such words as “believes”, “projecting”, “anticipated”, “expect”) are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, market acceptance of and demand for, the Company’s products, manufacturing, development and distributor issues, product pricing, competition, funding availability, technological changes and other risks not identified herein. The Company disclaims any intent or obligation to update any forward looking statements.
Contact Information:
Cheryl Ballou
727-576-1600 x202
Veridien Corporation
Largo, Florida.